EXHIBIT 99.5

SUPPLEMENTAL INDENTURE NO. 1
SUPPLEMENTAL INDENTURE NO. 1, dated as of September 17, 2012 (this “Supplemental Indenture”), between ALLY AUTO RECEIVABLES TRUST 2012-3, a Delaware statutory trust (the “Issuing Entity”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as indenture trustee under the Indenture referred to below (the “Indenture Trustee”).
WITNESSETH:
WHEREAS, the Issuing Entity and the Indenture Trustee heretofore executed and delivered an Indenture, dated as of May 30, 2012 (the “Indenture”); capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in Part I of Appendix A to the Servicing Agreement, dated as of May 30, 2012, among the Issuing Entity, Ally Auto Assets LLC and Ally Financial Inc.;
WHEREAS, Section 9.1(a)(v) of the Indenture provides that the Issuing Entity and the Indenture Trustee, when authorized by an Issuing Entity Order, may, without the consent of any of the Noteholders but with prior notice to the Rating Agencies, enter into one or more indentures supplemental to the Indenture to cure any ambiguity, to correct or supplement any provision herein or in any supplemental indenture which may be inconsistent with any other provision herein or in any supplemental indenture or in any other Basic Document; provided, however, that such action shall by accompanied by Issuing Entity Order and an Opinion of Counsel as provided in Section 9.1(c) of the Indenture;
WHEREAS, the Issuing Entity desires to enter, and has requested the Indenture Trustee to join with it in entering, into this Supplemental Indenture for purposes of amending the Indenture in certain respects as permitted by Section 9.1(a)(v) of the Indenture;
WHEREAS, Section 9.1(b) of the Indenture provides that the Issuing Entity and the Indenture Trustee, when authorized by an Issuing Entity Order, may, also without the consent of any of the Noteholders but with prior notice by the Issuing Entity to the Rating Agencies, at any time and from time to time enter into one or more indentures supplemental thereto for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the Noteholders under the Indenture; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Noteholder; and
WHEREAS, the Issuing Entity desires to enter, and has requested the Indenture Trustee to join with it in entering, into this Supplemental Indenture for purposes of amending the Indenture in certain respects as permitted by Section 9.1(b) of the Indenture.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuing Entity and the Indenture Trustee covenant and agree for the equal and ratable benefit of the Noteholders as follows:
ARTICLE I
AMENDMENT

    Section 1.1.     Amendments Pursuant to Section 9.1(a)(v) the Indenture. Section 2.2(d) of the Indenture is hereby amended and restated as follows:
The Indenture Trustee, in exchange for the Grant of the Receivables and the other components of the Trust Estate, simultaneously with the Grant to the Indenture Trustee of the Receivables and the constructive delivery to the Indenture Trustee of the Receivables Files and the other assets and components of the Trust Estate, shall cause to be authenticated and delivered to or upon the order of the Issuing Entity Notes for original issue in the aggregate principal amount of $1,306,410,000 comprised of (i) Class A-1 Notes in the aggregate principal amount of $306,000,000 (ii) Class A-2 Notes in the aggregate principal amount of $413,000,000, (iii) Class A-3 Notes in the aggregate principal amount of $413,000,000, (iv) Class A-4 Notes in the aggregate principal amount of $92,600,000, (v) Class B Notes in the aggregate principal amount of $55,630,000 and (vi) Class C Notes in the aggregate principal amount of $26,180,000. The aggregate principal amount of all Notes outstanding at any time may not exceed $1,306,410,000, except as provided in Section 2.5.
Section 1.2. Amendments Pursuant to Section 9.1(b) the Indenture.

(a)Section 1.1 of the Indenture is hereby amended to include the following:

“For the purposes of this Indenture, “Ally Group Notes” means the Notes held by the Depositor or an Affiliate of the Depositor.”
(b)Section 2.10 of the Indenture is hereby amended and restated as follows:

“Book-Entry Notes. The Notes, upon original issuance, shall be issued in the form of a typewritten Note or Notes representing the Book-Entry Notes, to be delivered to The Depository Trust Company, as the initial Clearing Agency, or its custodian, by or on behalf of the Issuing Entity, or in the case of the Ally Group Notes, at the Depositor's option, as Definitive Notes delivered to the Depositor or its representative. Such Note or Notes shall be registered on the Note Register in the name of the Note Depository, and no Note Owner shall receive a Definitive Note representing such Note Owner's interest in such Note, except as provided in Section 2.12. Unless and until the Definitive Notes have been issued to Note Owners pursuant to Section 2.12:
(a)the provisions of this Section 2.10 shall be in full force and effect;

(b)the Note Registrar and the Indenture Trustee shall be entitled to deal with the Clearing Agency for all purposes of this Indenture (including the payment of principal of and interest on such Notes and the giving of instructions or directions hereunder) as the sole Holder of such Notes and shall have no obligation to the Note Owners;

(c)to the extent that the provisions of this Section 2.10 conflict with any other provisions of this Indenture, the provisions of this Section 2.10 shall control;

(d)the rights of the Note Owners shall be exercised only through the Clearing Agency and shall be limited to those established by law and agreements between such Note Owners and the Clearing Agency or the Clearing Agency Participants. Unless and until Definitive Notes are issued pursuant to Section 2.12, the initial Clearing Agency shall make book-entry transfers between the Clearing Agency Participants and receive and transmit payments of principal of and interest on such Notes to such Clearing Agency Participants, pursuant to the Note Depository Agreement; and

(e)whenever this Indenture requires or permits actions to be taken based upon instructions or directions of Holders of Notes evidencing a specified percentage of the Outstanding Amount of the Controlling Class, the Clearing Agency shall be deemed to represent such percentage only to the extent that it has (i) received instructions to such effect from Note Owners or Clearing Agency Participants owning or representing, respectively, such required percentage of the beneficial interest in the Notes; and (ii) delivered such instructions to the Indenture Trustee.”

     (c)    Section 2.15(b) of the Indenture is hereby amended and restated as follows:

“Except in a sale, pledge or other transfer of the Private Notes to the Depositor or an Affiliate of the Depositor or pursuant to Section 2.15(a), no sale, pledge or other transfer of the Private Notes or an interest in the Private Notes may be made by any person other than to a person who the transferor reasonably believes is a "qualified institutional buyer" ("QIB") as defined in Rule 144A under the Securities Act ("Rule 144A") and is purchasing for its own account (and not for the account of others) or as a fiduciary or agent for others (which others also are "QIBs") and is aware that the sale to it is being made in reliance on Rule 144A.”
(d)    Section 2.15(d) of the Indenture is hereby amended and restated as follows:

“The Ally Group Notes shall initially be issued as Definitive Notes at the Depositor's option. Upon the subsequent request of the Depositor, the Ally Group Notes shall be issued as Book-Entry Notes, to be delivered to The Depository Trust Company.”
ARTICLE II
MISCELLANEOUS

Section 2.1    Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Issuing Entity and the Indenture Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.2    Effective Date of Supplemental Indenture. This Supplemental Indenture shall become effective upon the satisfaction of all conditions under Section 9.1(a)(v) and Section 9.1(b) of the Indenture.

Section 2.3    Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.4    Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.5    Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.6    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7    Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Secured Parties, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

Section 2.8    Successors. All agreements of the Issuing Entity in this Supplemental Indenture shall bind its successors and assigns. All agreements of the Indenture Trustee in this Supplemental Indenture shall bind its successors and assigns.

Section 2.9    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 2.10    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.11    Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.12    Limitation of Liability of Owner Trustee. Notwithstanding anything contained herein to the contrary, this Supplemental Indenture has been executed by BNY Mellon Trust of Delaware not in its individual capacity but solely in its capacity as Owner Trustee of the Issuing Entity and in no event shall BNY Mellon Trust of Delaware in its individual capacity or, except as expressly provided in the Trust Agreement, as Owner Trustee of the Issuing Entity have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuing Entity hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuing Entity. For all purposes of this Supplemental Indenture, in the performance of its duties or obligations hereunder or in the performance of any duties or obligations of the Issuing Entity hereunder, the Owner Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Article VI of the Trust Agreement.

Section 2.13    Indenture Trustee Disclaimer. The Indenture Trustee shall not be responsible for the validity or sufficiency of this Supplemental Indenture, nor for the recitals contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ALLY AUTO RECEIVABLES TRUST 2012-3 By:BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Owner Trustee By:/s/ Kristine K. Gullo Name:Kristine K. Gullo Title:Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY for DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Indenture Trustee

By:/s/ Michele H.Y. Voon
Name:Michele H.Y. Voon
Title:Vice President

By:/s/ Mark DiGiacomo
Name:Mark DiGiacomo
Title:Asst. Vice President